Exhibit 99.1

Conference Call Transcript

SCST — Q4 2005 SCS Transportation Earnings Conference Call

Event Date/Time: Jan. 25. 2006 / 8:30AM CT

PRESENTATION

Operator

At this time I would like to welcome everyone to the SCS Transportation fourth quarter earnings conference call. (OPERATOR INSTRUCTIONS). As a reminder, this call is being recorded. I will now turn the call ever to Greg Drown, the Company’s Treasurer. Please go ahead, sir.

Greg Drown - SCS Transportation — Treasurer

Good morning everyone. On the call this morning are Bert Trucksess, our Chairman, President and CEO, and Jim Bellinghausen, our Vice President Finance and CFO. Before we begin you should know that during this call we may make some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all other statements that might be made on this call that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially. We refer you to our earnings release and our most recent SEC filings for more information on the risk factors that could cause actual results to differ. With that I would now like to turn the call over to Bert Trucksess.

Bert Trucksess - SCS Transportation — Chairman, President, CEO

Good morning everyone. For the full 2005 year SCS Transportation has achieved record revenues, operating income, net income and earnings per share. These record results are on an operating basis and as such exclude a sizable gain on the sale of excess real estate at Saia in the fourth quarter. Our larger subsidiary, Saia, under Rick O’Dell’s strong leadership continued to take share within its marketplace. Gains in tonnage and revenues greatly exceeded growth in both the general economy and industrial production.

At Jevic, although serviced service levels were strong throughout 2005, their financial results remain below acceptable levels. As discussed on our third quarter call, we appointed a new President last August, Dave Gorman, and he and his team are working hard to reposition Jevic for better results in 2006 and the future.

I will review trends and initiatives at both operating companies in a few minutes, but first Jim will discuss our consolidated results and financial position.

Jim Bellinghausen - SCS Transportation — VP Finance

Good morning everyone. Consolidated revenue for the fourth quarter was 288 million, up over 14% from the fourth quarter of 2004. And full year revenue was 1.1 billion, up 12% from 982 million in 2004.

During the quarter Saia sold a facility with excess capacity in Jacksonville, Florida and realized a gain of 7 million, or $0.30 per share. By the way, on a full year basis this gain is a penny less, or $0.29 per share, as a result of the difference in diluted shares outstanding.

Consolidated operating income for the quarter, excluding this gain, was 12.3 million, up 34% from 9.1 million in the fourth quarter of 2004. The prior year results included an expense of 3.8 million for the estimated actuarial development of prior period workers’ compensation claims at Jevic. Net income in the fourth quarter of 2005 was 10.7 million, or $0.73 per share, including the gain of $0.30 per share from the sale of real estate. This compares to 4.6 million, or $0.30 per share, in the prior year quarter.

In the fourth quarter we recorded a partial insurance recovery of $1 million for losses attributable to Hurricane Katrina. This amount approximates our estimate of actual fourth quarter effects of the hurricane, and thus we believe is income neutral to fourth quarter results. The remaining recovery, which we expect to be in excess of this amount, will be recognized upon reaching a negotiated settlement for the remaining claims, presumably later this year.

As a result of the 35% increase in our stock price during the quarter, we recorded $1 million in equity-based compensation expense for the quarter. This compares to a normalized run rate of about $400,000 per quarter. Our effective tax rate for the quarter was 37.5%, and it was 39.5% for the full year. The lower effective tax rate for the fourth quarter resulted from the increased pretax income and a net tax benefit of about 400,000 relating to prior tax years. For 2006 we estimate an effective tax rate of 40.5%.

For the year net capital expenditures were 54 million, and consolidated depreciation expense was about 48 million. By subsidiary, Jevic net capital was 20 million, consisting of 23 million in additions and 3 million in dispositions. Net capital at Saia was 34 million, consisting of 45 million in additions and 11 million in dispositions.

Saia’s 2005 capital expenditures were less than what we had previously forecast due to the impact of their real estate divestment, as well as several timing variances that will move into 2006. These delays included certain real estate projects, as well as a January payment of 9 million with a late December trailer delivery.

Our 2006 capital plan, which Bert will review shortly, will result in increased borrowings under our existing credit facilities. So we expect higher interest expense this year.

We expect depreciation expense to be slightly above 50 million for 2006. At year end debt, net of our $17 million cash position, was 98 million. And our net debt to capital ratio was 30%. In May we announced a stock buyback program, and for the year we purchased 735,000 shares at an average price of $17.53, using approximately 13 million of the 20 million authorized.

We estimate the buyback program was accretive to both fourth quarter and annual earnings per share by about $0.03. Purchases under this program were minimal in the fourth quarter, and we suspended further transactions in late October. Now I will turn it that to Bert to discuss the performance at each of our operating companies.

Bert Trucksess - SCS Transportation — Chairman, President, CEO

I will begin with Saia where strong revenue growth and yield performance lead to a record fourth quarter financial performance. With the exception of the third quarter hurricanes which disrupted their historically significant Gulf Coast markets, Saia’s revenue growth accelerated throughout the year. Saia also saw a relative strengthening within the fourth quarter. It is important to note that Saia experienced meaningful growth across its network; it was not isolated to any one region.

We believe the revenue momentum is a result of continued growth into and out of newer Midwest markets, Company specific marketing and service initiatives, industry consolidation, recovery from the third quarter hurricanes, and a good economy. Saia continues to deliver a high-quality service throughout its 30 state network.

Among other initiatives, Saia enhanced its service offering mid 2005 with the industry-leading Extreme Guarantee product. This premium service program provides a money back guarantee on all six customer service indicators to customers using Saia’s base rate structure. This profitable segment already represents 12% of revenue and is growing faster than the Company’s overall fourth quarter growth rate. Saia grew fourth quarter revenues about 22%, with LTL tonnage up 13%, and LTL yield up 8%. Excluding fuel surcharges, LTL yield increased 3%. Excluding the real estate gain, Saia’s operating income increased 33% over the prior year quarter, and the operating ratio improved by half a point to 93.4.

We believe Saia is well positioned to continue to see the benefits of operating leverage, as they improve density in their current territory by capturing share through high-quality service, value-added offerings, and realizing the benefits of industry consolidation. Geographic expansion also remains an important objective for Saia as they continue to evaluate opportunities to expand beyond the current 30 state territory.

Turning now to Jevic, as we have said before, profitability in this business has not been acceptable. However, since we named Dave Gorman President of Jevic back in August, he is leading the evaluation and implementation of initiatives designed to improve current operations and profitability. We remain focused on growing Jevic’s LTL tonnage, improving cost effectiveness, and enhancing revenue quality, all with the goal of significantly improving profitability.

For the quarter, revenue was 87 million, up 1% from last year. The tonnage mix continued to trend toward truckload business, as capacity in that segment was seasonally tight. Truckload revenue per hundred weight increased 9% versus the prior year quarter. Excluding fuel surcharges, the increase was 3%. LTL tonnage, although still soft, started to show some sequential improvement during the fourth quarter. LTL revenue per hundred weight was up 3.5% from the fourth quarter of 2004, but down 2% excluding the impact of fuel surcharges.

Operating income was 700,000, producing an operating ratio of 99.2. Although we saw some positive trends in core operations, a number of factors kept the impact from going to the bottom line. Health care expenses in the fourth quarter were about 500,000 higher than we expected. Additionally some of the network realignment changes were not implemented as rapidly as possible, or as expected, due to delays in purchased transportation partner negotiations.

Fundamental to the success of Jevic’s improvement is continuing a strong and reliable service product, which Jevic did provide throughout 2005. To achieve improved profitability we believe Jevic is progressing on the three priority initiatives we outlined in the October call. The first priority was reversing the LTL tonnage trends which had been negative throughout 2005. Fourth quarter LTL weight per day was down 4% compared to the prior year quarter. That unfavorable variance had been an even greater 6% in the third quarter, and 7% in the second quarter. The year-over-year shortfall declined each month within the quarter with the month of December down just 2.6%.

With respect to the second priority, Jevic is focused on improving operating efficiencies and cost management. A multi quarter effort initiated late in the fourth quarter will continue to focus on network enhancements to reduce inefficient miles.

Effective use of purchased transportation partners in low density areas is expected to free up capacity in core markets as volumes grow into the heavier shipping season. These changes should also help manage the tight market for drivers and purchased transportation costs.

And on the third priority, which is to improve revenue quality, Jevic has a dual approach based on improving prices and increasing its mix of higher margin business. Through effective negotiations in deselection of certain low margin business, Jevic produced significant sequential improvement in truckload yields.

Concurrently, Jevic is increasing its sales staff by about 10% to drive growth of higher margin LTL business in targeted core geographies. This effort goes hand in hand with the network enhancements, and we are targeting LTL growth in those areas where we believe we can provide the greatest density benefits.

The challenge and opportunity for Jevic in 2006 is to begin actually demonstrating profitability improvement in its reported results, as well as laying the foundation for additional future profitability.

At this point I will now offer some thoughts on our outlook for 2006. The past year saw continued consolidation within the regional LTL marketplace, particularly in Saia’s geography. This has further improved what was already a favorable supply demand environment. We recently received an updated consensus economic forecast from Blue Chip which projects a healthy industrial production growth rate of 3.4% for 2006 and 3.3% for 2007.

At Saia we expect tonnage growth in excess of industrial production, as they continue to take share and build density, particularly in their newer lanes. We also expect further modest yield improvement as we continue to see an overall rational pricing environment.

The benefits of increased volume and pricing, as well as anticipated productivity gains, should more than offset structural cost increases in areas such as wages and health care, enabling Saia to further grow profitability. At Jevic we expect continued service quality, improved LTL tonnage, cost-effectiveness and revenue quality to produce profitability improvement.

Next I will talk about our capital expenditure plans. We anticipate consolidated net CapEx for 2006 of approximately 85 million, plus up to an additional 25 million for real estate in Saia’s existing geography. We’re planning for 20 million in capital at Jevic, mostly revenue equipment replacements, with the balance at Saia. Saia’s revenue equipment capital is projected at 60 million, and includes both replacement as well as growth capital.

The real estate capital at Saia pertains to projects within their existing geography that are either in process or under consideration. This real estate capital is for larger facilities to meet current and anticipated future demand and may include opportunistic purchases. Again, as Jim mentioned, Saia’s capital does include some timing delays from 2005.

That concludes our remarks related to our fourth quarter results. Now before we open it up for your questions, I would like to briefly discuss the other announcement that we issued last night. As I’m sure most of you have already seen by now, we announced that our Board of Directors has retained the investment banking firm of Morgan Keegan & Co. to explore a range of strategic alternatives to enhance shareholder value. I stress that there can be no assurance this process will result in any transaction. Furthermore, as I’m sure you can appreciate, we do not intend to disclose interim developments with respect to this process, and we do not intend to comment further on this process unless and until the Board has approved a specific transaction or course of action.

That concludes our prepared comments, and we will now open it up for your questions. We would appreciate it if you would limit your questions to matters pertaining to our fourth quarter and full year results.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Jordan Alliger with Deutsche Bank.

Jordan Alliger - Deutsche Bank — Analyst

Dave Gorman has sort of taken over. I’m just wondering if you could give me some sense as sort of who has gone in there to run it over the last few months? You have given some general outline as to the steps taken. Are these things all occurring concurrently or is there sort of a phase in as to the approach he is taking, whether it be the sales force increase, the network enhancements, growing the tons? Is this something that from a trajectory standpoint should accelerate through the year? Is it pretty much in place and ready to go now? Just trying to get a sense for where we are in the turnaround.

Bert Trucksess - SCS Transportation — Chairman, President, CEO

That is a good question. First off, they are interrelated. And since Dave took over the Company a lot of the initial time was actually doing the evaluations to look at where was change necessary and appropriate, and then commencing the initiatives to get that actually in implementation. That is kind of an ongoing process.

There are various areas where we have identified specific lanes and network opportunities where we wanted to make a change, and we are in the process of implementing that. In some cases it required us to change how we would use third-party purchased transportation. And in that regard, right now one of the things we’re trying to get away from is reliance on the spot market for purchased transportation. That has really been an issue for us. It has either been not available, or very expensive, or just not reliable from a service standpoint.

So as they have identified these particular lanes and situations, then it requires going out and having negotiations to have more of a — we call it partner because it is more of an ongoing relationship where we’re going to commit volumes on an ongoing basis, and not ask that carrier to just be ready on a spot basis. That is a case where we’ve got a lot of things that we were targeting, and we just needed to complete the process of those negotiations.

As we do that, there are also some lanes where, from a customer standpoint, we need to sit down with our customers and make sure that the pricing and the way we’re handling the freight really makes sense. And all the while as we are focused on these changes, we are really looking at where the greatest benefits are in our core geography, attempting to redeploy the capital that we’re freeing up in some of these other lanes, redeploying our driver population in those lanes, and also adding our sales resources in those markets, because we do believe that there is some density benefits we can realize there.

A lot of the fourth quarter was evaluating these changes, starting the implementation. Some of it was implemented, some wasn’t completed as quickly as possible. More will be implemented in the first quarter. And while that is going on there will be a second phase of continuing — looking at additional opportunities for network enhancement. So that part will be ongoing. When it is all said and done, we are expecting to start seeing demonstrated effect in the numbers as we move through this year.

Jordan Alliger - Deutsche Bank — Analyst

That is very helpful. Is it safe to say after sort of Dave Gorman came back to you with the evaluation, that as a firm you guys generally felt I guess better about the opportunity in terms of maybe how the improvements could come, or is it still a bit of a wait and see?

Bert Trucksess - SCS Transportation — Chairman, President, CEO

We see some very good potential for improvement, and that is what we are focused on achieving. We don’t take anything for granted. We know that there’s a lot — it is a very competitive market, and we’ve got to execute well. We’ve got to be smart about the changes we make, and we have to execute well. And with that we expect to be successful in making improvements.

Jordan Alliger - Deutsche Bank — Analyst

And then just a final question. You mentioned that one of the objectives of Saia’s is still expansion. Any thoughts on that front? Is it still sort of difficult to find something at the right price? Are there are things that are potentially in the hopper? Or is it more of just sort of a long term this is what we look out from time to time?

Bert Trucksess - SCS Transportation — Chairman, President, CEO

We have maintained an active eye on expansion opportunities with a focus on adjacent geography. That is this has been something that we have done in the past. It has been very successful for us. We have had several evaluations and candidates under consideration. We also don’t rule out possibly some smaller tuck-in type opportunities that would increase density in some existing territory, but the focus is on adjacent geography.

One of the challenges I guess that we have had here in the past year is industry consolidation. And we have seen quite a bit of additional business come into our network. And we are attentive to not wanting to have resources diverted for a geographic expansion at the same time something is happening somewhere else in our core network. So we just want to make sure that the timing of whatever we do makes sense. And that was part of the reason we were not as aggressive in geographic expansion in 2005. But it is definitely something we’re actively looking at. We know it has been successful for us in the past, and we are convinced it would be successful for us in the future.

Operator

Jack Waldo with Stephens Inc.

Jack Waldo - Stephens Inc. — Analyst

Congratulations on a good quarter. I wanted to first turn our attention to Saia. The revenue, tonnage and yield numbers were very impressive, and exceeded, at least my expectations. What kind of caught me by surprise was the fact that it didn’t — I just anticipated more operating leverage and a better OR improvement based on this type of upside to revenue expectation. Was there something abnormal about the expense line at Saia this quarter that hampered that operating leverage?

Bert Trucksess - SCS Transportation — Chairman, President, CEO

No, it didn’t surprise us for what was going on in the business. We were coming out of a September where the organization was challenged with some of the hurricane effects. I would tell you our productivity was okay, given where — given things going on in the business where we had definitely seen some surges. And we just wanted to be staffed for what we believed could be further surges in the future. We didn’t — maybe our productivity wasn’t as optimal as our full potential, so to that extent, yes, there probably could have been more upside. But it really was consistent with what our expectation was for that short-term period. Part of it too was we really had some surges in business. And you can see that the run rate of the volumes in the fourth quarter did pick up. It was very important as that happened that we continued to have the service quality that our customers expect and deserve.

Jack Waldo - Stephens Inc. — Analyst

As we look out in ‘06, should we be focusing more on top-line growth or margin improvement at Saia?

Bert Trucksess - SCS Transportation — Chairman, President, CEO

Let me answer it this way, the short answer would be in the current geography that we have we would expect to see both. That is, we both would expect to see revenue increase and with that build in density, we would also expect to see some kind of incremental operating leverage benefit from density that would continue to bring the profitability and operating ratio — further improve that.

The one exception would be if we do a geographic expansion. In year one that would provide even greater topline revenue, but there could be, and I anticipate there would be, both some onetime cost and some investments that would need to be made that would run through P&L, that in the first year while operating income would likely go up an appropriate percent, you might see operating ratio or margin kind of go sideways, excluding the onetime costs. And then of course you have the onetime costs. I guess that is a long answer to say it really depends on the timing of geographic expansion.

Jack Waldo - Stephens Inc. — Analyst

Bert, you have been at this game for a long time and have a lot of experience with LTL carriers. And sometimes there is a point to focus on top-line growth and sometimes there’s a point to focus on margin improvement. When I look at SCS’ ROIC, and even Saia’s on an individual basis, it still kind of lags the competitors. I’m just wondering when do you make a decision to focus — just say, hey, look, we’re not going to expand our network, we’re just going to improve our returns on what we have right now?

Bert Trucksess - SCS Transportation — Chairman, President, CEO

That is certainly something we would look out. Right now I think — we look back on what we did in 2004 when we expanded Saia’s network into the Midwest, and I’m convinced now sitting here looking back on what Saia accomplished in 2005 that, that investment did indeed improve profitability, enhance margin, and enhance return on capital.

If we look at an expansion and perhaps say in this first six month or nine month period you’re kind of going sideways. If you felt that it was going to be that way the second year, maybe you would look at it differently. But right now the type of opportunities we’re looking we see as being win-win. It helps the current year. It may not improve margin in all cases, but it really does position you in that near-term second year for achieving that very objective you are talking about, because as you know, our Company is focused on return on capital. That is how we look at incremental investments, growth initiatives at Saia.

Jack Waldo - Stephens Inc. — Analyst

Do you have a hurdle right for those type of decisions?

Bert Trucksess - SCS Transportation — Chairman, President, CEO

We don’t have a specific one that we would put out as a benchmark right now. I would tell you that we kind of look at a cost of capital of around 10%. And if we are looking at a geographic expansion, we would expect something well in excess of that. But I don’t have a specific number to throw out in this public conference call.

Jack Waldo - Stephens Inc. — Analyst

Fair enough. My last question relates to the supply dynamics — dynamics of the LTL industry in general. And you guys had a great yield improvement. We saw one of your big competitors report a declining yield trend, ex fuel surcharge, last night. I’m just wondering how do you view the health of the LTL industry? And also are you getting any push back from customers with regard to base rate increases in light of the impact of fuel surcharge revenue increases in ‘05?

Bert Trucksess - SCS Transportation — Chairman, President, CEO

This is certainly — we operate in a very competitive market. I wouldn’t say this is a seller’s market. It is very competitive. And by the way, I believe it always will be. When we look back, especially in Saia’s territory, at 2005 we think we would characterize the supply demand fundamentals as favorable. We certainly had some consolidation in that geography that was meaningful. That is part of the equation.

As I mentioned, these economic forecasts for 2006 and 2007, I don’t know that I would call them robust, but I think they’re healthy. And, yes, so I guess we are encouraged at what we see as the macroenvironment.

Jack Waldo - Stephens Inc. — Analyst

It sounds like you’re not too concerned that one of your biggest competitors just reported — just saw their sharpest pricing decrease in four years. And you are not concerned that say pricing could be negative in FY ‘06?

Bert Trucksess - SCS Transportation — Chairman, President, CEO

Again, we recognize we operate in a competitive market environment. And we’re sensitive to all the dynamic factors there. I wouldn’t want to say that there is not risk on pricing. What I would tell you is that pricing for us in 2005 was good, and what we have been seeing in the fourth quarter was also good. I guess we’ll just have to see what happens in 2006, but I’m still encouraged at the overall environment.

Jack Waldo - Stephens Inc. — Analyst

Fair enough. Congrats on a good quarter once again.

Operator

(OPERATOR INSTRUCTIONS) Art Hatfield with Morgan Keegan.

Art Hatfield - Morgan Keegan — Analyst

Bert, just a couple of quick questions. First of all, can you talk about what kind of impact, if any — and you may have talked about this, it is just slipping my mind about what options expensing may have in ‘06?

Bert Trucksess - SCS Transportation — Chairman, President, CEO

We had elected to expense going back in time — way back in time. When was that, Jim?

Jim Bellinghausen - SCS Transportation — VP Finance

About two years ago when we started the expense. You know, the majority of the options that the Company has outstanding were as a result of converting what were then Yellow Corporation options to SCS options. And so when we elected to expense it was on a prospective basis. The amounts of options that have been issued post that change are not all that significant, so the expense is not meaningful.

Bert Trucksess - SCS Transportation — Chairman, President, CEO

In the first couple of years as a public Company, we did not use options for the management — the long-term management program. We had a performance unit plan that is detailed in our public SEC filings. Last year we did add as a component to long-term compensation some management options.

Art Hatfield - Morgan Keegan — Analyst

But the expensing of those going forward is going to be diminimus to your earnings stream?

Bert Trucksess - SCS Transportation — Chairman, President, CEO

It is public information the amount of options that we awarded last year. And rather than characterize it as diminimus I would like to make sure we actually had the right facts. Again that is public. And if it would be helpful to have us just direct you to the specific numbers. We would be happy to do that, and then you can actually do the detail modeling.

Art Hatfield - Morgan Keegan — Analyst

Okay, that’s fine. I can do that. I can look that up. Secondly, you mentioned a little bit about the possibility of expanding geographically and possibly making an acquisition within your territory kind of to fill in a little bit. As you talk to some of these guys have you seen a change in some of these small private carriers attitudes about wanting to remain independent?

Bert Trucksess - SCS Transportation — Chairman, President, CEO

I think it is mixed, but it varies. There are — I’m not going to get into talking about specific situations, but there are some independent companies that just aren’t interested in anything but staying independent. There are others that are interested in selling, but maybe have a value expectation that we don’t think would be reasonable. And then there are some others that recognize that there could be some benefits to combining with a Company like our, because perhaps they have management succession issues. Sometimes you see that in families. Sometimes they see in this world that their company only operating in a certain limited geography has issues, and that customers want the ability to ship with somebody that can go more places. Some of them have issues with just not being able to afford the investment in technology to compete with what larger companies can do. And occasionally we even see things like insurance become an issue, or financing. It varies. It varies today, and I would tell you that it probably varied at times in the past.

Art Hatfield - Morgan Keegan — Analyst

Thanks. That’s helpful.

Operator

Jason Seidl with Credit Suisse First Boston.

Jason Seidl - Credit Suisse First Boston — Analyst

A couple of quick questions here. I guess I will ask Jack’s question a little bit differently. If we look out a few years what do you think sort of the margin potential at Saia is for investors? Are we looking at a 90 OR, and can Saia do better than that, or is there anything constraining it?

Bert Trucksess - SCS Transportation — Chairman, President, CEO

I don’t know that I would like to put out a specific margin number. But I would tell you this, when we look today at our best in class competitors, we know that they have operating margins that are in the low 90s or in the high 80s. So that kind of becomes a, and all other things equal, benchmark. We also know that the primary benefit that they have over our operations is that of density. That is the biggest differentiator. We look at Saia, and Saia is in a lot of geography that it hasn’t been in in a long time. And the opportunity is to build that density. I guess that is the first part of the answer is directionally we see that as an opportunity.

If you come back to Jack’s question about return on capital, we may also find that expanding our geography is actually even better from a return on capital. That is if you make the investment in that geographic expansion, it produces the kind of incremental return, not only on that stand-alone geography, but also on kind of the synergy effect of that geography. And the best example I would give you there is last year we bought — when we bought Clark Brothers we bought a stand-alone operation that was doing 70 million in revenue. And now as we look back at 2005, one of the strongest, if not the stronger segments of growth for us was the revenue going between that geography and our new geography.

It is almost like — not only does that expand your top-line revenue, but it also directly plays into your density benefits. And we have a number of states where when we expand our geography it not only enables us to now ship from that old bay state to the new geography, but we will actually pick up customers that want to do business with somebody that can go in more markets that will give us more business and our old geography as well. It is really something you’ve got to look at on more of a comprehensive basis.

Jason Seidl - Credit Suisse First Boston — Analyst

You mentioned with Saia that you benefited from a number of factors during the quarter, one of which was continued industry consolidation. When you lump it in that frame are you saying that not only are you benefiting from some of the guys that closed down such as Service Transport, but are you benefiting from people that shippers may be diverting freight away from?

Bert Trucksess - SCS Transportation — Chairman, President, CEO

Certainly on a current basis we’ve got year-over-year quarter comparisons that are benefiting from current business from companies that may have been in business a year ago that one way or the other left the market in the first half of last year. We’ve got that effect. Then we’ve also seen some situations where other existing companies have lost some freight that has come over to Saia.

Jason Seidl - Credit Suisse First Boston — Analyst

Fair enough. If we look towards the expansion mode of Saia beyond ‘06, is there anything beyond your capital spending plan other than a major acquisition that Saia may need after ‘06? Is there another big CapEx spend coming up that we might want to know about?

Bert Trucksess - SCS Transportation — Chairman, President, CEO

Let’s talk about that. On revenue equipment there what we’re looking at is we’ve got a base load, as density builds and we have more volume there’s some growth capital that you will add. And there is an economy of scale on incremental revenue equipment capital. At different points in time you have technology initiatives. And we’ve got a very good technology positioning at Saia. We are doing some evolutionary things. Sitting here today I am not aware of some major technology increase that we might have.

I mentioned strategic real estate. In Saia’s core geography we’ve got some situations where we have capacity issues. We’ve got a few cases where we have leases that will be expiring. It is not clear what the renewal terms will be so —.

Jason Seidl - Credit Suisse First Boston — Analyst

Can you give us the dates when those lease expires and sort of the size of the terminals? Are there any major terminals that you’re going to need to address?

Bert Trucksess - SCS Transportation — Chairman, President, CEO

If you go back in time when we integrated the Western companies into Saia, they basically didn’t own many of their terminals. A lot of the — in the west there is multiple locations that are leased that we have been looking at, either lease extensions, or in many cases the market — our position has since grown and we just need a larger facility. And we need to — if we can buy a facility on the market, we would prefer to do that. But in a lot of cases it is just unavailable and you have to do more creative things. In several cases like buy land and get through a permit process, and then build a new facility. And by the way, that kind of delay process is one of the things that did cause some of our real estate capital in 2005 to get pushed to 2006.

I think real estate is an area that we will continue to look at for addition. But beyond that, it would just be tuck-in acquisitions, either geographic expansion or potentially something smaller in existing geography for density. And conceivably could have something where it is organic expansion.

Jason Seidl - Credit Suisse First Boston — Analyst

Fair enough. Let me turn my attention to Jevic for a second here, if I can. I guess just a general question I have. Since all the Jevic drivers have the HAZMAT suits on their CDLs, and we know that the number of HAZMAT certifications are sort of on the decline rather than on the rise, why is it that Jevic is not able to push price more on the customers? I have to imagine that the tightness of capacity out there for HAZMET drivers has got to be — I don’t want to say all-time highs, but extremely high.

Bert Trucksess - SCS Transportation — Chairman, President, CEO

We think that is a segment that has that opportunity. Again, it is a competitive marketplace so we’ve got to be tentative to that, but I think that is an opportunity.

Jason Seidl - Credit Suisse First Boston — Analyst

Also, let me ask you this question. I know Jevic has got 45% of its fleet as heated trailers and it is for freezer protection. Here in the Northeast we haven’t exactly had a cold start to our January here. How has that been affecting some of the demand for that business, which I know can be high margin for you guys?

Bert Trucksess - SCS Transportation — Chairman, President, CEO

We like cold weather for Jevic’s heated program. Let’s acknowledge that. I remember a year ago there was some bitter weather in January. So all things equal, we do prefer to have it be colder to benefit that program. Many of Jevic’s customers who want the heated protection do make kind of a relationship commitment during the heat season. But certainly there’s another segment that is more variable to actual weather, and the warm weather would not be helpful to the short term volume effects.

Jason Seidl - Credit Suisse First Boston — Analyst

You’re saying — you are talking about the spot market cold weather.

Bert Trucksess - SCS Transportation — Chairman, President, CEO

Yes.

Jason Seidl - Credit Suisse First Boston — Analyst

And what percent?

Bert Trucksess - SCS Transportation — Chairman, President, CEO

I don’t have a percent. But just in the short-term, if it has been warm there’s just less demand for the heated program. That is clear.

Operator

Shaun Nicholson with Kennedy Capital.

Shaun Nicholson - Kennedy Capital — Analyst

Most questions have been answered. I just wanted to ask — I don’t know if you have heard anything on the Central Freight front about — I know they’re quite still, but if anything comes down the pipe on what they’re going to — on what you think they’re going to do down in Texas?

Bert Trucksess - SCS Transportation — Chairman, President, CEO

We don’t have any information on Central other than what is in the public domain.

Shaun Nicholson - Kennedy Capital — Analyst

I just wanted to get real quick to CapEx, just for my notes. It is going to be 85 and then an additional 25 for the real estate?

Bert Trucksess - SCS Transportation — Chairman, President, CEO

Yes, is 85 plus up to 25. And that is contingent on some construction projects getting done, whether in certain markets we can either find a facility that meet our needs. In some cases maybe we can find a lease — an alternative least facility. But it is kind of a contingent basket that we have identified.

Shaun Nicholson - Kennedy Capital — Analyst

Do you expect — I mean going forward, I know you had the gain on real estate this quarter. Is not something that you’re going to — do you see that happening more with other things going forward?

Bert Trucksess - SCS Transportation — Chairman, President, CEO

No, this was very unusual. And while is possible we could have some other gain situations, this very much was an unusual situation because there was both a gap between the value — there was a big gap between the value of this particular property on the market and what it’s need was for us. It was a facility that had capacity well beyond our current needs. And we’ve got many very strategic cities where we have facilities that are part of the mainstream of our business that are just too strategically important to us to depart with that asset.

Shaun Nicholson - Kennedy Capital — Analyst

Great. Well, good luck and I will be talking to you soon.

Bert Trucksess - SCS Transportation — Chairman, President, CEO

Okay, that concludes our conference call. Thank you for joining us today. We do appreciate your interest in SCS Transportation, and look forward to talking to you soon. Thank you very much.

Operator

Thank you. This concludes the SCS Transportation fourth quarter earnings conference call. You may now disconnect.